Cushing® 30 MLP Index ETN Ticker: MLPN For more information, please visit www.credit-suisse.com/notes

The Cushing® 30 MLP Index ETN: An Income Alternative for US Investors

The Exchange Traded Notes linked to the Cushing® 30 MLP Index (the “ETNs”) provide investors with exposure to 30 equally-weighted, publicly traded master limited partnerships (“MLPs”) which hold mid-stream energy infrastructure assets in North America.

•      May pay a variable quarterly coupon, subject to fees. Current coupon as of September 13, 2010 is 5.48%.

•      Exposure to multiple energy infrastructure MLPs via a central investment.

•      Equal weighting allows increased diversification and reduces company specific risk.

•      No exposure to the upstream and shipping MLPs which may have increased commodity sensitivity since the Cushing® 30 MLP Index (the “Index”) only tracks mid-stream MLPs.

•      Holders of the ETNs will not receive IRS Form K-1s from underlying MLPs.

An investment in the ETNs and particularly an investment linked to the Index, has unique risks and you should become familiar with these risks prior to making your investment decision.

The ETNs are senior-unsecured debt securities issued by Credit Suisse AG, acting through its Nassau Branch. Investors can trade the ETNs on the NYSE Arca at market price.

Factsheet

Link to MLPN Website

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of securities. Before you invest, you should read the applicable pricing supplement, the Prospectus Supplement dated March 25, 2009, and Prospectus dated March 25, 2009, to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the applicable pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

If you do not wish to continue receiving updates and announcements in connection with Credit Suisse Structured Notes, please contact us at structured.notes@credit-suisse.com.

Copyright 2010, Credit Suisse Group AG and/or its affiliates. All rights reserved.